Exhibit 10.1

AGREEMENT TO AMEND PURCHASE NOTE AND PAYMENT TERMS

This Agreement to Amend Purchase Note and Payment Terms (this “Agreement”) is made as of December        , 2003, by and between AXCESS International, Inc., a Delaware corporation (the “Company”), and PV Proceeds Holdings, Inc., a Delaware corporation (“Proceeds”).

RECITALS

A.            The Company issued to Proceeds that certain Purchase Note on July 28, 1999 (the “Original Note”) having a principal amount of Four Million Dollars ($4,000,000.00) and, in connection therewith, the Company and Proceeds entered into that certain Security Agreement made and dated the 28th day of July, 1999 (the “Security Agreement”), pursuant to which the Company assigned its interests in that certain Subordinated Promissory Note issued by Amphion Ventures, L.P. on April 30, 1999 in favor of the Company (the “Collateral”) and granted a security interest in the Collateral to Proceeds.

B.            The Company has raised approximately $2,500,000 and is seeking to raise additional funds (together, the “Financing”) and has proposed to restructure certain outstanding debts and obligations with its creditors and debtors (the “Restructuring”).

C.            As part of and in order to facilitate the Restructuring, the Company and Proceeds desire to enter into this Agreement to (i) amend the terms of the Original Note, (ii) release and reassign to the Company any and all interest held by Proceeds in the Collateral, and (iii) set forth certain of the other terms and conditions agreed upon in connection with the Restructuring.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto agree as follows:

1.             Modification Fee.  In consideration of Proceeds entering into this Agreement and the amendment of the Original Note, and not as payment on any portion of the principal amount of the Original Note or the Amended Note (as defined below), upon execution of this Agreement the Company shall deliver to Proceeds the amount of Twenty-Five Thousand Dollars ($25,000.00) (the “Modification Fee”).  Payment of the Modification Fee shall be made by the Company to Proceeds by delivery of cash, check or by wire transfer.

2.             Amendment of Purchase Note.  The Company and Proceeds hereby agree to amend and restate the Original Note in substantially the form attached hereto as Exhibit A (the “Amended Note”).  Upon execution of this Agreement, Proceeds shall deliver to the Company for immediate cancellation the Original Note and the Company shall deliver to Proceeds the executed and final Amended Note.

3.             Warrant to Purchase Common Stock.  As further consideration for entering into this Agreement and the amendment of the Original Note, upon the execution of this Agreement the Company shall issue and deliver to Proceeds a warrant to purchase up to 500,000 shares of the Common Stock of the Company (the “Common Stock”) in substantially the form attached hereto as Exhibit B (the “Warrant”).

4.             Payment of Funds.  Upon the execution of this Agreement, the Company hereby agrees to pay to Proceeds (i) as payment on the principal amount of the Amended Note, ten percent (10%) of the gross amount of the first Two Million Dollars ($2,000,000) raised by the Company (after deducting brokerage fees, finder’s fees or other similar underwriting commissions) in connection with the Financing, (ii) as payment on the principal amount of the Amended Note and any interest accrued thereon, fifteen percent (15%) of the gross amount of all funds exceeding Two Million Dollars ($2,000,000) raised by the Company (after deducting brokerage fees, finder’s fees or other similar underwriting commissions) in connection with the Financing prior to December 31, 2003, and (iii) as payment on the principal amount of the Amended Note and any interest accrued thereon, ten percent (10%) of the gross amount of any and all additional funds raised by the Company (after deducting brokerage fees, finder’s fees or other similar underwriting commissions) from any Financings now or in the future, until such time as Proceeds has received from the Company payment in full of the principal amount of the Amended Note and all interest accrued thereon.

5.             Release of Security Interest.  Upon the execution of this Agreement and the performance by the Company of its obligations set forth in Sections 1-4 above, Proceeds shall execute and deliver to the Company a Reassignment and Release of Security Interest in substantially the form attached hereto as Exhibit C (the “Release”).

6.             Additional Proceeds.  The Company hereby agrees to pay to Proceeds, as payment on the principal amount of the Amended Note and any interest accrued thereon, twenty percent (20%) of the net proceeds received by the Company in connection with the exercise of any options to purchase shares of the Company’s capital stock or the exercise or conversion of any warrants to purchase shares of the Company’s capital stock.

7.             Conversion of Preferred Stock.  As set forth in that certain Letter Agreement dated October 10, 2003 by and between the Company and Proceeds, a copy of which is attached hereto as Exhibit D (the “Letter Agreement”), Proceeds has agreed to and permitted the conversion of all shares of the Preferred Stock of the Company (“Preferred Stock”) owned by Proceeds into shares of Common Stock.  If the shares of Common Stock are converted back into Preferred Stock as provided for in the Letter Agreement, the conversion price of such reissued shares of Preferred Stock into shares of Common Stock shall again be $2.50 per share.

8.             Entire Agreement.  This Agreement, together with the Exhibits attached hereto, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof.

9.             Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

10.           Facsimile.  This Agreement may be executed by facsimile and in any number of counterparts by the parties hereto all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AXCESS INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ ALLAN L. FRANK
Name:	Allan L. Frank
Title:	Chief Financial Officer and Secretary

PV PROCEEDS HOLDINGS, INC.,
a Delaware corporation

By:	/s/ MICHAEL S. DREYER
Name:	Michael S. Dreyer
Title:	Assistant Secretary

EXHIBIT A

Amended and Restated Purchase Note

EXHIBIT B

Warrant to Purchase Common Stock

EXHIBIT C

Reassignment and Release Agreement

EXHIBIT D

Letter Agreement